EXHIBIT 99.1

Glacier Bancorp, Inc. Announces Results for the Quarter Ended June 30, 2012

HIGHLIGHTS:

  All time record earnings for the current quarter of $19.0 million, an increase of 60 percent from the prior year second quarter.
  Current quarter diluted earnings per share of $0.26, an increase of 53 percent from the prior year second quarter.
  Annualized return on average equity was 8.69 percent for the current quarter compared to 5.54 percent for the prior year second quarter.
  Loan portfolio increased $12.0 million, or 1 percent annualized, during the current quarter.
  Non-interest deposits increased $27.6 million, or 11 percent annualized, during the current quarter from the prior quarter.
  Non-interest income increased $1.5 million, or 7 percent, during the current quarter compared to the prior quarter.
  Converted eleven bank charters into eleven bank divisions.
  Dividend declared of $0.13 per share during the quarter.

Results Summary

	Three Months ended		Six Months ended
(Dollars in thousands, except per share data)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income	$ 18,981	11,886	35,314	22,171
Diluted earnings per share	$ 0.26	0.17	0.49	0.31
Return on average assets (annualized)	1.04%	0.69%	0.97%	0.66%
Return on average equity (annualized)	8.69%	5.54%	8.14%	5.25%

KALISPELL, Mont., July 26, 2012 (GLOBE NEWSWIRE) -- Glacier Bancorp, Inc. (Nasdaq:GBCI) reported net income for the current quarter of $19.0 million, an increase of $7.1 million, or 60 percent, compared to $11.9 million for the prior year second quarter. The earnings improvement for the current quarter and the first half of 2012 was reflective of the reduction in the provision for loan losses as a result of the improvement in the credit quality. Diluted earnings per share for the current quarter was $0.26 per share, an increase of 53 percent from the prior year second quarter earnings per share of $0.17. "This was our best quarter ever from an earnings perspective and the highest return on average assets since March 2009," said Mick Blodnick, President and Chief Executive Officer. "In addition, loans also grew in the quarter for the first time in three years. We also achieved great growth in both the number and balances of our checking accounts, something our staff works very hard at," Blodnick said. "Unfortunately, our net interest margin continues to contract as the premium amortization continues to cause a significant decrease to our margin. We were wrong in assuming that by now refinance activity would have slowed. Instead, the quarter saw a substantial increase in the refinancing index which caused the much higher premium amortization and much more pressure on our net interest margin," Blodnick said.

Net income for the six months ended June 30, 2012 was $35.3 million, which was an increase of $13.1 million, or 59 percent, over the prior year first six months. Diluted earnings per share of $0.49 was an increase of $0.18, or 58 percent, earned in the first half of 2011.

During the current quarter, the Company combined its eleven bank subsidiaries into eleven bank divisions under one bank charter. The bank subsidiaries now operate as separate divisions of Glacier Bank under the same names and management teams as before the combination.

Asset Summary

				$ Change from	$ Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
(Unaudited - Dollars in thousands)	2012	2011	2011	2011	2011

Cash and cash equivalents	$ 140,419	128,032	129,041	12,387	11,378
Investment securities, available-for-sale	3,404,282	3,126,743	2,784,415	277,539	619,867
Loans receivable
Residential real estate	525,551	516,807	527,808	8,744	(2,257)
Commercial	2,293,876	2,295,927	2,390,388	(2,051)	(96,512)
Consumer and other	625,769	653,401	683,615	(27,632)	(57,846)
Loans receivable	3,445,196	3,466,135	3,601,811	(20,939)	(156,615)
Allowance for loan and lease losses	(137,459)	(137,516)	(139,795)	57	2,336
Loans receivable, net	3,307,737	3,328,619	3,462,016	(20,882)	(154,279)

Other assets	581,664	604,512	602,848	(22,848)	(21,184)
Total assets	$ 7,434,102	7,187,906	6,978,320	246,196	455,782

Investment securities increased $165 million, or 5 percent, during the current quarter and increased $620 million, or 22 percent, from June 30, 2011. During the current quarter and previous twelve months, the Company purchased investment securities to primarily offset the lack of loan growth and to maintain interest income. The increase in investment securities for the current quarter occurred in collateralized mortgage obligation ("CMO"), corporate and municipal bonds. The majority of the purchases were CMOs which were significantly offset by CMO principal paydowns during the quarter. Investment securities represent 46 percent of total assets at June 30, 2012 versus 44 percent at December 31, 2011 and 40 percent at June 30, 2011.

A real positive for the current quarter was the loan portfolio grew for the first time in several years. The loan portfolio increased during the current quarter by $12.0 million, or 1 percent annualized, to a total of $3.445 billion at June 30, 2012. Excluding net charge-offs of $7.1 million and loans of $5.4 million transferred to other real estate owned, loans increased $24.5 million, or 3 percent annualized, during the current quarter. The largest increase in dollars during the current quarter was in commercial loans which increased $10.4 million, or 0.5 percent, from March 31, 2012. The largest increase by percentage during the current quarter was in residential real estate loans which increased $10.1 million, or 2 percent, from March 31, 2012. The decrease in consumer and other loans was primarily driven by the Company reducing its exposure to consumer land and lot loans in combination with customers paying down lines of credit and reducing other debt. "It was good to see growth in our loan portfolio finally after three years of declines," said Blodnick. "However, loan demand is still soft and competition for good credits is intense. It was good to see loan volume pickup in the current quarter, but it is premature to think that it will sustain itself. We certainly hope it will." The continued slowness in the economy and low levels of loan demand could continue to place pressure on the Company in future periods and was the cause of the decrease in the loan portfolio over the prior periods. During the past twelve months, the loan portfolio decreased $157 million, or 4 percent, from total loans of $3.602 billion at June 30, 2011. The Company continues to reduce its exposure to land, lot and other construction loans which totaled $346 million as of June 30, 2012, a decrease of $92.9 million, or 21 percent, since the prior year second quarter.

Credit Quality Summary

	At or for the Six Months ended	At or for the Year ended	At or for the Six Months ended
(Dollars in thousands)	June 30, 2012	December 31, 2011	June 30, 2011

Allowance for loan and lease losses
Balance at beginning of period	$ 137,516	137,107	137,107
Provision for loan losses	16,550	64,500	38,650
Charge-offs	(19,737)	(69,366)	(38,318)
Recoveries	3,130	5,275	2,356
Balance at end of period	$ 137,459	137,516	139,795

Other real estate owned	$ 69,170	78,354	99,585
Accruing loans 90 days or more past due	3,267	1,413	7,177
Non-accrual loans	126,463	133,689	154,784
Total non-performing assets [1]	$ 198,900	213,456	261,546

Non-performing assets as a percentage of subsidiary assets	2.69%	2.92%	3.68%

Allowance for loan and lease losses as a percentage of non-performing loans	106%	102%	86%

Allowance for loan and lease losses as a percentage of total loans	3.99%	3.97%	3.88%

Net charge-offs as a percentage of total loans	0.48%	1.85%	1.00%

Accruing loans 30-89 days past due	$ 48,707	49,086	41,151

1 As of June 30, 2012, non-performing assets have not been reduced by U.S. government guarantees of $2.4 million.

The Company continues to actively and methodically manage the disposition of non-performing assets which has resulted in a reduction of $15.7 million, or 7 percent, during the current quarter to a total of $198.9 million in non-performing assets. The non-performing assets also decreased $62.6 million, or 24 percent, from the prior year second quarter. The Company's early stage delinquencies (accruing loans 30-89 days past due) of $48.7 million continue to fluctuate and at June 30, 2012 increased $6.1 million from the prior quarter early stage delinquencies of $42.6 million and increased $7.6 million from the prior year second quarter early stage delinquencies of $41.2 million. At June 30, 2012, the allowance for loan and lease losses ("ALLL" or "allowance") was $137 million, a decrease of $57 thousand from the prior year end and a decrease of $2.3 million from a year ago. The allowance was 3.99 percent of total loans outstanding at June 30, 2012, compared to 3.97 percent at December 31, 2011 and 3.88 percent at June 30, 2011. The allowance was 106 percent of non-performing loans at June 30, 2012, an increase from 102 percent at December 31, 2011 and an increase from 86 percent at June 30, 2011.

The largest category of non-performing assets was the land, lot and other construction category which was $100 million, or 50 percent, of the non-performing assets at June 30, 2012. Included in this category was $47.2 million of land development loans and $28.9 million in unimproved land loans at June 30, 2012. Although land, lot and other construction loans the past three years put pressure on the Company's credit quality, the Company has continued to reduce this category. During the current quarter, land, lot and other construction non-performing assets were reduced by $7.2 million, or 7 percent.

Credit Quality Trends and Provision for Loan Losses

				Accruing
				Loans 30-89	Non-Performing
	Provision		ALLL	Days Past Due	Assets to
	for Loan	Net	as a Percent	as a Percent of	Total Subsidiary
(Dollars in thousands)	Losses	Charge-Offs	of Loans	Loans	Assets
Q2 2012	$ 7,925	7,052	3.99%	1.41%	2.69%
Q1 2012	8,625	9,555	3.98%	1.24%	2.91%
Q4 2011	8,675	9,252	3.97%	1.42%	2.92%
Q3 2011	17,175	18,877	3.92%	0.60%	3.49%
Q2 2011	19,150	20,184	3.88%	1.14%	3.68%
Q1 2011	19,500	15,778	3.86%	1.44%	3.78%
Q4 2010	27,375	24,525	3.66%	1.21%	3.91%
Q3 2010	19,162	26,570	3.47%	1.06%	4.03%

The levels of net-charged off loans continue to trend lower as the Company continues to work through the non-performing assets. Net charged-off loans during the current quarter of $7.1 million decreased $2.5 million compared to the prior quarter and decreased $13.1 million, or 65 percent, compared to the prior year second quarter.   The current quarter provision for loan losses was $7.9 million, which decreased $700 thousand compared to the $8.6 million for the prior quarter and a decrease of $11.2 million from the second quarter of 2011. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will continue to determine the level of provision for loan loss expense.

For additional information regarding credit quality and identification of the loan portfolio by regulatory classification, see the exhibits at the end of this press release.

Liability Summary

				$ Change from	$ Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
(Unaudited - Dollars in thousands)	2012	2011	2011	2011	2011

Non-interest bearing deposits	$ 1,066,662	1,010,899	916,887	55,763	149,775
Interest bearing deposits	3,915,607	3,810,314	3,787,912	105,293	127,695
Federal funds purchased	--	--	48,000	--	(48,000)
Repurchase agreements	466,784	258,643	251,303	208,141	215,481
FHLB advances	906,029	1,069,046	925,061	(163,017)	(19,032)
Other borrowed funds	9,973	9,995	14,799	(22)	(4,826)
Subordinated debentures	125,347	125,275	125,203	72	144
Other liabilities	67,519	53,507	44,383	14,012	23,136
Total liabilities	$ 6,557,921	6,337,679	6,113,548	220,242	444,373

At June 30, 2012, non-interest bearing deposits of $1.067 billion increased $27.6 million, or 3 percent, since March 31, 2012 and increased $150 million, or 16 percent, since June 30, 2011. Interest bearing deposits of $3.916 billion at June 30, 2012 included $646 million of wholesale deposits of which $180 million were reciprocal deposits (e.g., Certificate of Deposit Account Registry System deposits). In addition to reciprocal deposits, wholesale deposits include brokered deposits classified as NOW, money market deposit and certificate accounts. Interest bearing deposits increased $105 million, or 3 percent, since December 31, 2011 and included an increase of $38.2 million in wholesale deposits. Interest bearing deposits increased $128 million, or 3 percent, from June 30, 2011 and included a decrease of $43.4 million in wholesale deposits. The increase in deposits during the first half of 2012 and throughout 2011 has been driven by the Company's success in generating new personal and business customer relationships, as well as existing customers retaining cash deposits for liquidity purposes due to the continued uncertainty in the current economic environment. These deposit increases have been beneficial to the Company in funding the investment securities portfolio growth at lower cost over the prior twelve months.

The Company's level and mix of borrowings has fluctuated as needed to supplement deposit growth and to fund the growth in investment securities. Since the prior year end, Federal Home Loan Bank ("FHLB") advances decreased $163 million and have decreased $19.0 million since the prior year second quarter. The increase in funding through repurchase agreements from the prior year end and the prior year second quarter was primarily due to the $195 million in wholesale repurchase agreements as of current quarter end compared to no wholesale repurchase agreements as of year end and only $15.0 million of wholesale repurchase agreements as of the prior year second quarter. The wholesale repurchase agreements were utilized as a source of low cost alternative funding.

Stockholders' Equity Summary

				$ Change from	$ Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
(Unaudited - Dollars in thousands, except per share data)	2012	2011	2011	2011	2011

Common equity	$ 832,128	816,740	840,133	15,388	(8,005)
Accumulated other comprehensive income	44,053	33,487	24,639	10,566	19,414
Total stockholders' equity	876,181	850,227	864,772	25,954	11,409
Goodwill and core deposit intangible, net	(113,297)	(114,384)	(155,699)	1,087	42,402
Tangible stockholders' equity	$ 762,884	735,843	709,073	27,041	53,811

Stockholders' equity to total assets	11.79%	11.83%	12.39%
Tangible stockholders' equity to total tangible assets	10.42%	10.40%	10.39%
Book value per common share	$ 12.18	11.82	12.02	0.36	0.16
Tangible book value per common share	$ 10.61	10.23	9.86	0.38	0.75
Market price per share at end of period	$ 15.46	12.03	13.48	3.43	1.98

Tangible stockholders' equity and book value per share increased $27.0 million and $0.38 per share from the prior year end, resulting in tangible stockholders' equity to tangible assets of 10.42 percent and tangible book value per share of $10.61 as of June 30, 2012.    The increases came from earnings retention and an increase in accumulated other comprehensive income. Tangible stockholders' equity increased $53.8 million, or $0.75 per share since June 30, 2011, primarily a result of an increase in accumulated other comprehensive income. The $8.0 million decrease in common equity from June 30, 2011 included a third quarter 2011 goodwill impairment charge (net of tax) of $32.6 million.

Cash Dividend

On June 27, 2012, the Company's Board of Directors declared a cash dividend of $0.13 per share, payable July 19, 2012 to shareholders of record on July 10, 2012. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended June 30, 2012

Compared to March 31, 2012 and June 30, 2011

Revenue Summary

	Three Months ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2012	2012	2011
Net interest income
Interest income	$ 64,192	67,884	71,562
Interest expense	9,044	9,598	11,331
Total net interest income	55,148	58,286	60,231

Non-interest income
Service charges, loan fees, and other fees	12,404	11,438	12,258
Gain on sale of loans	7,522	6,813	4,291
Loss on sale of investments	--	--	(591)
Other income	1,865	2,087	1,893
Total non-interest income	21,791	20,338	17,851
	$ 76,939	78,624	78,082

Net interest margin (tax-equivalent)	3.49%	3.73%	4.01%

	$ Change from	$ Change from	% Change from	% Change from
	March 31,	June 30,	March 31,	June 30,
(Dollars in thousands)	2012	2011	2012	2011
Net interest income
Interest income	$ (3,692)	$ (7,370)	-5%	-10%
Interest expense	(554)	(2,287)	-6%	-20%
Total net interest income	(3,138)	(5,083)	-5%	-8%

Non-interest income
Service charges, loan fees, and other fees	966	146	8%	1%
Gain on sale of loans	709	3,231	10%	75%
Loss on sale of investments	--	591	n/m	-100%
Other income	(222)	(28)	-11%	-1%
Total non-interest income	1,453	3,940	7%	22%
	$ (1,685)	$ (1,143)	-2%	-1%

Net Interest Income

The current quarter net interest income of $55.1 million decreased $3.1 million, or 5 percent, over the prior quarter and decreased $5.1 million, or 8 percent, over the prior year second quarter. The current quarter interest income of $64.2 million decreased $3.7 million, or 5 percent, over the prior quarter and decreased $7.4 million, or 10 percent, over the prior year second quarter. A primary driver of the decrease in interest income was the $15.9 million of premium amortization (net of discount accretion) on investment securities in the current quarter which was an increase of $2.6 million over the prior quarter and an increase of $8.3 million over the prior year second quarter. The decrease in interest expense of $554 thousand, or 6 percent, from the prior quarter and the decrease of $2.3 million, or 20 percent, in interest expense from the prior year second quarter was the result of a decrease in interest rates on deposits as a result of the Company's continued focus on reducing deposit and borrowing costs. The funding cost for the current quarter was 68 basis points compared to 72 basis points for the prior quarter and 89 basis points for the prior year second quarter.

The current quarter net interest margin as a percentage of earning assets, on a tax-equivalent basis, was 3.49 percent, a decrease of 24 basis points from the prior quarter net interest margin of 3.73 percent. Although there was a reduction in funding costs of 4 basis points during the current quarter compared to the prior quarter, the reduction was not enough to offset the 28 basis points reduction in yield on earning assets during the current quarter compared to the prior quarter. The decrease in yield on earning assets during the current quarter compared to the prior quarter was the result of a 12 basis points reduction in yield on the loan portfolio and a 41 basis points reduction in yield on the investment securities. Of the 41 basis points reduction in yield on the investment securities, 28 basis points was due to the increase in premium amortization. The premium amortization in the current quarter accounted for a 94 basis points reduction in the net interest margin compared to a 79 basis points reduction in the prior quarter and 48 basis points reduction in the net interest margin in the prior year second quarter. As a result of fewer loans moving to non-accrual status and the greater dispositions of existing non-accrual loans, the reversal of interest income on non-accrual loans accounted for a 2 basis points reduction in the net interest margin during the current quarter. "The accelerated premium amortization during the current and prior quarters reflects the growth in the CMO investment securities over the course of the prior year as well as the increased mortgage refinance activity as mortgage rates have declined significantly to record lows over the same time period, " said Ron Copher, Chief Financial Officer.

Non-interest Income

Non-interest income for the current quarter totaled $21.8 million, an increase of $1.5 million over the prior quarter and an increase of $3.9 million over the same quarter last year. Gain on sale of loans increased $709 thousand, or 10 percent, over the prior quarter and $3.2 million, or 75 percent, over the prior year second quarter as there was an increase in origination and refinance volume due to lower interest rates and borrowers taking advantage of government assistance programs.  Service charge fee income increased $966 thousand from the linked quarter, the majority of which was from higher overdraft fees driven by the increased number of deposit accounts. Service charge fee income increased $146 thousand, or 1 percent, from the prior year second quarter.  Other income of $1.9 million for the current quarter was a decrease of $222 thousand from the prior quarter as a result of small changes in several categories. Included in other income was operating revenue of $186 thousand from other real estate owned and gains of $228 thousand on the sale of other real estate owned, which total $414 thousand for the current quarter compared to $528 thousand for the prior quarter and $697 thousand for the prior year second quarter.

Non-interest Expense Summary

	Three Months ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2012	2012	2011

Compensation and employee benefits	$ 23,684	23,560	21,170
Occupancy and equipment	5,825	5,968	5,728
Advertising and promotions	1,713	1,402	1,635
Outsourced data processing	788	846	791
Other real estate owned	2,199	6,822	5,062
Federal Deposit Insurance Corporation premiums	1,300	1,712	2,197
Core deposit intangibles amortization	535	552	590
Other expense	10,146	8,183	9,047
Total non-interest expense	$ 46,190	49,045	46,220

	$ Change from	$ Change from	% Change from	% Change from
	March 31,	June 30,	March 31,	June 30,
(Dollars in thousands)	2012	2011	2012	2011

Compensation and employee benefits	$ 124	$ 2,514	1%	12%
Occupancy and equipment	(143)	97	-2%	2%
Advertising and promotions	311	78	22%	5%
Outsourced data processing	(58)	(3)	-7%	0%
Other real estate owned	(4,623)	(2,863)	-68%	-57%
Federal Deposit Insurance Corporation premiums	(412)	(897)	-24%	-41%
Core deposit intangibles amortization	(17)	(55)	-3%	-9%
Other expense	1,963	1,099	24%	12%
Total non-interest expense	$ (2,855)	$ (30)	-6%	0%

Non-interest expense of $46.2 million for the current quarter decreased by $2.9 million, or 6 percent, from the prior quarter and decreased by $30 thousand from the prior year second quarter. The changes over the prior quarter and the prior year second quarter were driven primarily by other real estate owned expense. Other real estate owned expense decreased $4.6 million, or 68 percent, from the prior quarter and decreased $2.9 million, or 57 percent, from the prior year second quarter. The current quarter other real estate owned expense of $2.2 million included $639 thousand of operating expense, $1.2 million of fair value write-downs, and $316 thousand of loss on sale of other real estate owned. Other real estate owned expense will fluctuate as the Company continues to work through non-performing loans and dispose of foreclosed properties.

Excluding other real estate owned expense, non-interest expense increased $1.8 million, or 4 percent, from the prior quarter and increased $2.8 million, or 7 percent, from the prior year second quarter. Compensation and employee benefits increased by $2.5 million, or 12 percent, from the prior year second quarter and was attributable to a revised Company incentive program and the restoration in 2012 of certain compensation cuts made in 2011. Advertising and promotion expense of $1.7 million for the current quarter increased $311 thousand over the                                                prior quarter as the Company typically spends less on advertising in the first quarter. Other expense increased $2.0 million, or 24 percent, from the prior quarter primarily due to expenses associated with New Markets Tax Credit investments. Other expense increased $1.1 million, or 12 percent, from the prior year second quarter as a result of increases in several categories including loan expenses and miscellaneous expenses. The Company continues to work diligently in reducing expenses in areas of direct control.

Efficiency Ratio

The efficiency ratio for the current quarter was 54 percent compared to 52 percent for the prior year second quarter. The higher efficiency ratio was the result of a decrease in net interest income, primarily from an increase in premium amortization on investment securities, and an increase in non-interest expense, largely from higher compensation and other expenses.

Operating Results for Six Months Ended June 30, 2012 Compared to June 30, 2011

Revenue Summary

	Six Months ended
	June 30,	June 30,
(Dollars in thousands)	2012	2011	$ Change	% Change
Net interest income
Interest income	$ 132,076	$ 139,935	$ (7,859)	-6%
Interest expense	18,642	23,000	(4,358)	-19%
Total net interest income	113,434	116,935	(3,501)	-3%

Non-interest income
Service charges, loan fees, and other fees	23,842	23,443	399	2%
Gain on sale of loans	14,335	8,985	5,350	60%
Loss on sale of investments	--	(467)	467	-100%
Other income	3,952	3,285	667	20%
Total non-interest income	42,129	35,246	6,883	20%
	$ 155,563	$ 152,181	$ 3,382	2%

Net interest margin (tax-equivalent)	3.61%	3.96%

Net Interest Income

Net interest income for the first half of 2012 decreased $3.5 million, or 3 percent, over the same period last year. During 2012, interest income decreased $7.9 million, or 6 percent, while interest expense decreased $4.4 million, or 19 percent from the first half of 2011. The decrease in interest income from the first half of the prior year was due to the increase in premium amortization on investment securities coupled with the reduction in loan balances, the combination of which put further pressure on earning asset yields. Interest income was reduced by $29.2 million in premium amortization (net of discount accretion) on investment securities which was an increase of $11.7 million from the first six months of the prior year. This increase in premium amortization was the result of both the increased purchases of investment securities combined with the continued refinance activity. The decrease in interest expense during the current year was primarily attributable to the decreases in rates on interest bearing deposits and borrowings. The funding cost for the first half of 2012 was 70 basis points compared to 92 basis points for the first half 2011.

The net interest margin, on a tax-equivalent basis, for the first half of 2012 was 3.61 percent, a 35 basis points reduction from the net interest margin of 3.96 percent for the first half of 2011. The reduction was attributable to a lower yield and volume of loans coupled with an increase in lower yielding investment securities and higher premium amortization on investment securities. The premium amortization in 2012 accounted for an 87 basis points reduction in the net interest margin which is an increase of 31 basis points compared to a 56 basis points reduction in the net interest margin for the same period last year.

Non-interest Income

Non-interest income of $42.1 million for 2012 increased $6.9 million, or 20 percent, over non-interest income of $35.2 million for the first half of 2011. Gain on sale of loans for the first half of 2012 increased $5.4 million, or 60 percent, from the first half of 2011 due to greater refinance and loan origination activity. Other income for the first half of 2012 increased $667 thousand, or 20 percent, over the first half of 2011 of which $573 thousand of the increase was from debit card income. Included in other income was operating revenue of $237 thousand from other real estate owned and gains of $704 thousand on the sale of other real estate owned, which aggregated $942 thousand for the first half of 2012 compared to $965 thousand for the same period in the prior year.

Non-interest Expense Summary

	Six Months ended
	June 30,	June 30,
(Dollars in thousands)	2012	2011	$ Change	% Change

Compensation and employee benefits	$ 47,244	$ 42,773	$ 4,471	10%
Occupancy and equipment	11,793	11,682	111	1%
Advertising and promotions	3,115	3,119	(4)	0%
Outsourced data processing	1,634	1,564	70	4%
Other real estate owned	9,021	7,161	1,860	26%
Federal Deposit Insurance Corporation premiums	3,012	4,521	(1,509)	-33%
Core deposit intangibles amortization	1,087	1,317	(230)	-17%
Other expense	18,329	16,559	1,770	11%
Total non-interest expense	$ 95,235	$ 88,696	$ 6,539	7%

Compensation and employee benefits for the first half of 2012 increased $4.5 million, or 10 percent, and was attributable to a revised Company incentive program and the restoration in the first half of 2012 of certain compensation cuts made in the first half of 2011. Other real estate owned expense of $9.0 million in the first six months of 2012 increased $1.9 million, or 26 percent, from the first half of the prior year. The other real estate owned expense for the first half of 2012 included $1.5 million of operating expenses, $6.7 million of fair value write-downs, and $865 thousand of loss on sale of other real estate owned. Other expense in the first six months of 2012 increased $1.8 million, or 11 percent, from the first half of the prior year and was primarily driven by increases in loan expenses and several miscellaneous categories.

Provision for loan losses

The provision for loan losses was $16.6 million for the first half of 2012, a decrease of $22.1 million, or 57 percent, from the same period in the prior year. Net charged-off loans during the first half of 2012 was $16.6 million, a decrease of $19.4 million from the first half of 2011. The largest category of net charge-offs was in land, lot and other construction loans which had net charge-offs of $6.3 million, or 38 percent of total net charged-off loans.

Efficiency Ratio

The efficiency ratio was 53 percent for the first half of 2012 and 52 percent for the first half of 2011. Although there were significant increases in non-interest income from the first half of the prior year, it was not enough to offset the decrease in net interest income and the increase in non-interest expense in the first half of 2012.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 60 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and  is the parent company for Glacier Bank, Kalispell and bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown; all operating in Montana; as well as Mountain West Bank, Coeur d'Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah;  First Bank of Wyoming, Powell, operating in Wyoming; and Bank of the San Juans, Durango operating in Colorado.

Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management's plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "should," "projects," "seeks," "estimates" or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

the risks associated with lending and potential adverse changes of the credit quality of loans in the Company's portfolio, including as a result of declines in the housing and real estate markets in its geographic areas;

  increased loan delinquency rates;
  the risks presented by a continued economic downturn, which could adversely affect credit quality, loan collateral values, other real estate owned values, investment values, liquidity and capital levels, dividends and loan originations;
  changes in market interest rates, which could adversely affect the Company's net interest income and profitability;
  legislative or regulatory changes that adversely affect the Company's business, ability to complete pending or prospective future acquisitions, limit certain sources of revenue, or increase cost of operations;
  costs or difficulties related to the integration of acquisitions;
  the goodwill we have recorded in connection with acquisitions could become impaired, which may have an adverse impact on our earnings and capital;
  reduced demand for banking products and services;
  the risks presented by public stock market volatility, which could adversely affect the market price of our common stock and our ability to raise additional capital in the future;
  competition from other financial services companies in our markets;
  loss of services from the senior management team; and
  the Company's success in managing risks involved in the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Visit our website at www.glacierbancorp.com

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2012	2011	2011

Assets
Cash on hand and in banks	$ 92,119	104,674	94,890
Interest bearing cash deposits	48,300	23,358	34,151
Cash and cash equivalents	140,419	128,032	129,041

Investment securities, available-for-sale	3,404,282	3,126,743	2,784,415
Loans held for sale	88,442	95,457	35,440

Loans receivable	3,445,196	3,466,135	3,601,811
Allowance for loan and lease losses	(137,459)	(137,516)	(139,795)
Loans receivable, net	3,307,737	3,328,619	3,462,016

Premises and equipment, net	159,432	158,872	154,410
Other real estate owned	69,170	78,354	99,585
Accrued interest receivable	37,108	34,961	35,229
Deferred tax asset	22,892	31,081	23,548
Core deposit intangible, net	7,197	8,284	9,440
Goodwill	106,100	106,100	146,259
Non-marketable equity securities	50,371	49,694	50,762
Other assets	40,952	41,709	48,175

Total assets	$ 7,434,102	7,187,906	6,978,320

Liabilities
Non-interest bearing deposits	$ 1,066,662	1,010,899	916,887
Interest bearing deposits	3,915,607	3,810,314	3,787,912
Federal funds purchased	--	--	48,000
Securities sold under agreements to repurchase	466,784	258,643	251,303
Federal Home Loan Bank advances	906,029	1,069,046	925,061
Other borrowed funds	9,973	9,995	14,799
Subordinated debentures	125,347	125,275	125,203
Accrued interest payable	5,076	5,825	6,261
Other liabilities	62,443	47,682	38,122
Total liabilities	6,557,921	6,337,679	6,113,548

Stockholders' Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	--	--	--
Common stock, $0.01 par value per share, 117,187,500 shares authorized	719	719	719
Paid-in capital	641,656	642,882	642,878
Retained earnings - substantially restricted	189,753	173,139	196,536
Accumulated other comprehensive income	44,053	33,487	24,639
Total stockholders' equity	876,181	850,227	864,772

Total liabilities and stockholders' equity	$ 7,434,102	7,187,906	6,978,320

Number of common stock shares issued and outstanding	71,931,386	71,915,073	71,915,073

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended June 30,		Six Months ended June 30,
(Dollars in thousands, except per share data)	2012	2011	2012	2011

Interest Income
Residential real estate loans	$ 7,495	8,156	15,279	16,872
Commercial loans	30,430	32,977	61,471	66,035
Consumer and other loans	8,813	10,211	17,983	20,661
Investment securities	17,454	20,218	37,343	36,367
Total interest income	64,192	71,562	132,076	139,935

Interest Expense
Deposits	4,609	6,584	9,563	13,672
Securities sold under agreements to repurchase	303	319	602	676
Federal Home Loan Bank advances	3,218	3,093	6,599	5,641
Federal funds purchased and other borrowed funds	61	62	123	95
Subordinated debentures	853	1,273	1,755	2,916
Total interest expense	9,044	11,331	18,642	23,000

Net Interest Income	55,148	60,231	113,434	116,935

Provision for loan losses	7,925	19,150	16,550	38,650
Net interest income after provision for loan losses	47,223	41,081	96,884	78,285

Non-Interest Income
Service charges and other fees	11,291	11,330	21,783	21,538
Miscellaneous loan fees and charges	1,113	928	2,059	1,905
Gain on sale of loans	7,522	4,291	14,335	8,985
Loss on sale of investments	--	(591)	--	(467)
Other income	1,865	1,893	3,952	3,285
Total non-interest income	21,791	17,851	42,129	35,246

Non-Interest Expense
Compensation and employee benefits	23,684	21,170	47,244	42,773
Occupancy and equipment	5,825	5,728	11,793	11,682
Advertising and promotions	1,713	1,635	3,115	3,119
Outsourced data processing	788	791	1,634	1,564
Other real estate owned	2,199	5,062	9,021	7,161
Federal Deposit Insurance Corporation premiums	1,300	2,197	3,012	4,521
Core deposit intangibles amortization	535	590	1,087	1,317
Other expense	10,146	9,047	18,329	16,559
Total non-interest expense	46,190	46,220	95,235	88,696

Income Before Income Taxes	22,824	12,712	43,778	24,835

Federal and state income tax expense	3,843	826	8,464	2,664

Net Income	$ 18,981	11,886	35,314	22,171

Basic earnings per share	$ 0.26	0.17	0.49	0.31
Diluted earnings per share	$ 0.26	0.17	0.49	0.31
Dividends declared per share	$ 0.13	0.13	0.26	0.26
Average outstanding shares - basic	71,928,697	71,915,073	71,921,885	71,915,073
Average outstanding shares - diluted	71,928,853	71,915,073	71,921,990	71,915,073

Glacier Bancorp, Inc.
Average Balance Sheet

	Three Months ended June 30, 2012			Six Months ended June 30, 2012
			Average			Average
	Average	Interest &	Yield/	Average	Interest &	Yield/
(Dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets
Residential real estate loans	$ 590,516	7,495	5.08%	$ 587,637	15,279	5.20%
Commercial loans	2,280,478	30,430	5.35%	2,285,357	61,471	5.39%
Consumer and other loans	628,155	8,813	5.63%	633,729	17,983	5.69%
Total loans [1]	3,499,149	46,738	5.36%	3,506,723	94,733	5.42%
Tax-exempt investment securities [2]	882,988	9,309	4.22%	875,304	18,982	4.34%
Taxable investment securities [3]	2,472,893	8,145	1.32%	2,427,506	18,361	1.51%
Total earning assets	6,855,030	64,192	3.76%	6,809,533	132,076	3.89%
Goodwill and intangibles	113,587			113,862
Non-earning assets	362,873			360,584
Total assets	$ 7,331,490			$ 7,283,979

Liabilities
NOW accounts	$ 859,523	355	0.17%	$ 845,172	724	0.17%
Savings accounts	446,431	86	0.08%	436,780	177	0.08%
Money market deposit accounts	882,154	576	0.26%	878,197	1,176	0.27%
Certificate accounts	1,048,941	3,013	1.15%	1,060,470	6,298	1.19%
Wholesale deposits [4]	640,300	579	0.36%	641,903	1,188	0.37%
FHLB advances	1,001,208	3,218	1.29%	1,006,459	6,599	1.31%
Repurchase agreements, federal funds purchased and other borrowed funds	487,863	1,217	1.00%	472,102	2,480	1.05%
Total interest bearing liabilities	5,366,420	9,044	0.68%	5,341,083	18,642	0.70%
Non-interest bearing deposits	1,030,231			1,016,917
Other liabilities	56,013			53,432
Total liabilities	6,452,664			6,411,432

Stockholders' Equity
Common stock	719			719
Paid-in capital	641,765			642,317
Retained earnings	190,389			186,180
Accumulated other comprehensive income	45,953			43,331
Total stockholders' equity	878,826			872,547
Total liabilities and stockholders' equity	$ 7,331,490			$ 7,283,979

Net interest income		$ 55,148			$ 113,434
Net interest spread			3.08%			3.19%
Net interest margin			3.23%			3.34%
Net interest margin (tax-equivalent)			3.49%			3.61%

[1] Total loans are gross of the allowance for loan and lease losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
[2] Excludes tax effect of $4,122,000 and $8,404,000 on tax-exempt investment security income for the three and six months ended June 30, 2012, respectively.
[3] Excludes tax effect of $386,000 and $772,000 on investment security tax credits for the three and six months ended June 30, 2012, respectively.
[4] Wholesale deposits include brokered deposits classified as NOW, money market deposit and certificate accounts, including reciprocal deposits.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change	% Change
	Balance	Balance	Balance	from	from
(Dollars in thousands)	6/30/12	12/31/11	6/30/11	12/31/11	6/30/11
Custom and owner occupied construction	$ 39,052	35,422	32,094	10%	22%
Pre-sold and spec construction	49,638	58,811	61,022	-16%	-19%
Total residential construction	88,690	94,233	93,116	-6%	-5%

Land development	93,361	103,881	134,539	-10%	-31%
Consumer land or lots	114,475	125,396	136,255	-9%	-16%
Unimproved land	59,548	66,074	74,597	-10%	-20%
Developed lots for operative builders	21,101	25,180	26,976	-16%	-22%
Commercial lots	25,035	26,621	27,581	-6%	-9%
Other construction	32,079	34,346	38,536	-7%	-17%
Total land, lot, and other construction	345,599	381,498	438,484	-9%	-21%

Owner occupied	701,078	697,131	691,370	1%	1%
Non-owner occupied	444,419	436,021	436,674	2%	2%
Total commercial real estate	1,145,497	1,133,152	1,128,044	1%	2%

Commercial and industrial	413,908	408,054	425,524	1%	-3%

1st lien	690,638	688,455	659,950	0%	5%
Junior lien	87,544	95,508	97,344	-8%	-10%
Total 1-4 family	778,182	783,963	757,294	-1%	3%

Home equity lines of credit	338,459	350,229	368,864	-3%	-8%
Other consumer	109,043	109,235	112,567	0%	-3%
Total consumer	447,502	459,464	481,431	-3%	-7%

Agriculture	162,534	151,031	164,498	8%	-1%
Other	151,726	150,197	148,860	1%	2%
Loans held for sale	(88,442)	(95,457)	(35,440)	-7%	150%

Total	$ 3,445,196	3,466,135	3,601,811	-1%	-4%

Glacier Bancorp, Inc.
Credit Quality Summary

				Non-	Accruing	Other
	Non-performing Assets, by Loan Type			Accruing	Loans 90 Days	Real Estate
	Balance	Balance	Balance	Loans	or More Past Due	Owned
(Dollars in thousands)	6/30/12	12/31/11	6/30/11	6/30/12	6/30/12	6/30/12
Custom and owner occupied construction	$ 2,914	1,531	2,979	1,821	415	678
Pre-sold and spec construction	7,473	5,506	17,941	5,036	--	2,437
Total residential construction	10,387	7,037	20,920	6,857	415	3,115

Land development	47,154	56,152	80,685	25,248	356	21,550
Consumer land or lots	9,728	8,878	12,693	4,847	127	4,754
Unimproved land	28,914	35,771	43,215	17,213	96	11,605
Developed lots for operative builders	6,932	9,001	6,731	5,089	186	1,657
Commercial lots	2,581	2,032	2,353	960	--	1,621
Other construction	5,124	5,133	4,582	212	--	4,912

Total land, lot and other construction	100,433	116,967	150,259	53,569	765	46,099

Owner occupied	18,210	23,931	21,591	10,551	829	6,830
Non-owner occupied	3,509	4,897	8,210	3,380	--	129
Total commercial real estate	21,719	28,828	29,801	13,931	829	6,959

Commercial and industrial	8,077	12,855	13,262	7,588	433	56

1st lien	34,285	31,083	31,312	26,203	15	8,067
Junior lien	8,861	2,506	2,687	8,536	325	--
Total 1-4 family	43,146	33,589	33,999	34,739	340	8,067

Home equity lines of credit	6,939	6,361	5,764	6,454	227	258
Other consumer	405	360	382	281	47	77
Total consumer	7,344	6,721	6,146	6,735	274	335

Agriculture	7,541	7,010	7,159	3,044	211	4,286
Other	253	449	--	--	--	253

Total	$ 198,900	213,456	261,546	126,463	3,267	69,170

	Accruing 30-89 Days Delinquent Loans, by Loan Type
	Balance	Balance	Balance
(Dollars in thousands)	6/30/12	12/31/11	6/30/11
Custom and owner occupied construction	$ --	--	285
Pre-sold and spec construction	968	250	962
Total residential construction	968	250	1,247

Land development	460	458	1,826
Consumer land or lots	1,650	1,801	982
Unimproved land	1,129	1,342	1,200
Developed lots for operative builders	199	1,336	125
Commercial lots	--	--	148
Other construction	--	--	120

Total land, lot and other construction	3,438	4,937	4,401

Owner occupied	10,943	8,187	10,789
Non-owner occupied	950	1,791	6,643
Total commercial real estate	11,893	9,978	17,432

Commercial and industrial	20,847	4,637	5,033

1st lien	7,220	14,405	5,618
Junior lien	880	6,471	1,297
Total 1-4 family	8,100	20,876	6,915

Home equity lines of credit	2,541	3,416	4,043
Other consumer	698	1,172	1,089
Total consumer	3,239	4,588	5,132

Agriculture	222	3,428	352
Other	--	392	639

Total	$ 48,707	49,086	41,151

Glacier Bancorp, Inc.
Credit Quality Summary (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type
	Balance	Balance	Balance	Charge-Offs	Recoveries
(Dollars in thousands)	6/30/12	12/31/11	6/30/11	6/30/12	6/30/12

Custom and owner occupied construction	$ --	206	131	--	--
Pre-sold and spec construction	2,393	4,069	3,123	2,511	118
Total residential construction	2,393	4,275	3,254	2,511	118

Land development	2,706	17,055	8,088	3,321	615
Consumer land or lots	1,957	7,456	4,570	2,187	230
Unimproved land	517	4,047	1,905	758	241
Developed lots for operative builders	1,201	943	617	1,212	11
Commercial lots	(81)	237	184	39	120
Other construction	--	1,568	1,615	--	--

Total land, lot and other construction	6,300	31,306	16,979	7,517	1,217

Owner occupied	1,318	3,815	1,869	1,418	100
Non-owner occupied	189	3,861	1,101	549	360
Total commercial real estate	1,507	7,676	2,970	1,967	460

Commercial and industrial	819	7,871	6,237	1,393	574

1st lien	2,122	7,031	3,635	2,232	110
Junior lien	2,441	1,663	1,346	2,614	173
Total 1-4 family	4,563	8,694	4,981	4,846	283

Home equity lines of credit	807	3,261	1,262	911	104
Other consumer	32	615	245	258	226
Total consumer	839	3,876	1,507	1,169	330

Agriculture	94	134	(2)	230	136
Other	92	259	36	104	12
Total	$ 16,607	64,091	35,962	19,737	3,130
CONTACT: Michael J. Blodnick
         (406) 751-4701
         Ron J. Copher
         (406) 751-7706